Exhibit 4.5

Note B

$2,004,283.32
August 6, 2015

FOR VALUE RECEIVED, HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“Missouri Waste”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“Georgia Waste”), MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“Meridian Land”, and together with Missouri Waste, Georgia Waste and each other Person joined hereto as an issuer from time to time, collectively, the “Issuers”, and each an “Issuer”), hereby promises to pay to PRAESIDIAN CAPITAL OPPORTUNITY FUND III-A, LP (the “Purchaser”), or its registered assigns, the principal sum of TWO MILLION FOUR THOUSAND TWO HUNDRED EIGHTY THREE AND 32/100 DOLLARS ($2,004,283.32). The principal amount under this Note B (as amended, restated, supplemented or otherwise modified from time to time, this “Note”) shall be payable in the amounts, at the times and in the manner set forth in the Note Purchase Agreement (as defined below). Interest on the principal amount under this Note shall be calculated at the rate or rates and in accordance with the Note Purchase Agreement and shall be payable in the amounts, at the times and in the manner set forth in the Note Purchase Agreement. The rate of interest provided for in the Note Purchase Agreement shall continue to apply to the debt evidenced by this Note until repaid in full notwithstanding the entry of judgment on this Note.

This Note is executed and delivered pursuant to that certain Note and Warrant Purchase Agreement and Security Agreement dated as of August 6, 2015 among the Issuers, Meridian Waste Solutions, Inc., a New York corporation (“Holdings”), the Guarantors named therein, the other lenders party thereto (together with the Purchaser, collectively, the “Lenders”) and Praesidian Capital Opportunity Fund III, LP, a Delaware limited partnership, as agent for the Purchasers (in such capacity, together with its permitted successors and assigns, the “Agent”) (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Note Purchase Agreement”). To the extent of any inconsistency with the Note Purchase Agreement, the Note Purchase Agreement shall supersede this Note.

Payments of principal, interest and other sums to be made pursuant to this Note shall be made without set-off or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Purchaser pursuant to the Note Purchase Agreement or as otherwise provided in the Note Purchase Agreement.

This Note is one of several “Notes” referred to in, and is entitled to the benefits of, the Note Purchase Agreement, to which reference is made for a description of the security for this Note. Unless otherwise defined in this Note, terms used herein are used with the same meaning as provided in the Note Purchase Agreement.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Note Purchase Agreement.

Each Issuer hereby waives to the fullest extent provided by law presentment for payment, demand, notice of nonpayment, notice of dishonor, notice of intent to accelerate, notice of acceleration and protest of this Note. This Note shall be governed by, construed in accordance with, and enforced under, the laws of the state of New York applicable to agreements or instruments entered into and performed entirely within such state. Reference is made to the Note Purchase Agreement for provisions regarding jurisdiction and venue.

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IN WITNESS WHEREOF, each Issuer, intending to be legally bound, has duly executed this Note the day and year first above written.

ISSUERS:
HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company

By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Manager

HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company

By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Manager

MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company

By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Manager